Amended and restated term sheet†
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and

underlying supplement no. 1a-I dated November 7, 2014

Amended and Restated Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated June 23, 2015; Rule 433

Structured Investments	$ Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF due June 29, 2017

General

•	The notes are designed for investors who seek unleveraged exposure to the appreciation of a weighted basket of two indices and an exchange-traded fund, up to a maximum return of at least 20% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 18%, be willing to lose some or all of their principal.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Basket:	The notes are linked to a weighted basket consisting of the S&P 500® Index (“SPX”) and the EURO STOXX 50® Index (“SX5E”) (each, an “Index” and collectively, the “Indices”) and the iShares® MSCI Emerging Markets ETF (“EEM”) (the “Fund) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”).
Component Weights:	The SPX Weight is 50.00%, the SX5E Weight is 30.00% and the EEM Weight is 20.00% (each a “Component Weight,” and collectively, the “Component Weights”).
Payment at Maturity:	If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return, subject to the Maximum Return. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return), subject to the Maximum Return

If the Ending Basket Level is equal to or less than the Starting Basket Level by up to 18%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level is less than the Starting Basket Level by more than 18%, you will lose 1.2195% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 18%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + 18%) × 1.2195]
If the Ending Basket Level is less than the Starting Basket Level by more than 18%, you will lose some or all of your principal amount at maturity.
Maximum Return:	At least 20%. For example, assuming the Maximum Return is 20%, if the Basket Return is equal to or greater than 20%, you will receive the Maximum Return of 20%, which entitles you to a maximum payment at maturity of $1,200 per $1,000 principal amount note that you hold. The actual Maximum Return will be provided in the pricing supplement and will not be less than 20%. Assuming a Maximum Return of 20%, the maximum payment at maturity per $1,000 principal amount note will be $1,200.
Buffer Amount:	18%
Downside Leverage Factor:	1.2195
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:	On the Observation Date, the Basket Closing Level will be calculated as follows:
100 × [1 + (SPX Return × SPX Weight) + (SX5E Return × SX5E Weight) + (EEM Return × EEM Weight)]
Each of the returns set forth in the formula above refers to the Underlying Return for the relevant Underlying, which reflects the performance of the relevant Underlying, expressed as a percentage, from the closing level or closing price, as applicable, of that Underlying on the Pricing Date to the closing level or closing price, as applicable, of that Underlying on the Observation Date.
Share Adjustment Factor:	With respect to the Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of the Fund, and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information about these adjustments.
Pricing Date:	On or about June 26, 2015
Original Issue Date (Settlement Date):	On or about July 1, 2015
Observation Date††:	June 26, 2017
Maturity Date††:	June 29, 2017
CUSIP:	48125UXT4

†This amended and restated term sheet amends and restates the term sheet related hereto dated June 22, 2015 to product supplement no. 4a-I in its entirety (the term sheet is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000095010315004929/dp57249_fwp-3p596.htm)

††Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this amended and restated term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this amended and restated term sheet for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $2.50 per $1,000 principal amount note and in no event will these selling commissions exceed $4.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The total aggregate principal amount of the notes offered by this amended and restated term sheet may not be purchased by investors.  Under these circumstances, JPMS will retain the unsold portion of the offering and will agree to hold those notes for investment for a period of at least 30 days.  The unsold portion will not exceed 15% of the aggregate principal amount of the notes.  Any unsold portion may affect the supply of notes available for secondary trading and, therefore, could adversely affect the price of the notes in the secondary market.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $994.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $980.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

June 22, 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this amended and restated term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this amended and restated term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this amended and restated term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This amended and restated term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This amended and restated term sheet amends and restates and supersedes the term sheet related hereto dated June 22, 2015 in its entirety. You should not rely on the term sheet related hereto dated June 22, 2015 in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, and “Risk Factors” in the accompanying underlying supplement no. 1a-I as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amended and restated term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

Selected Purchase Considerations

•	CAPPED AND UNLEVERAGED APPRECIATION POTENTIAL — The notes provide the opportunity to earn an unleveraged return equal to a positive Basket Return, up to the Maximum Return. The Maximum Return will be provided in the pricing supplement and will not be less than 20%. Assuming a Maximum Return of 20%, the maximum payment at maturity per $1,000 principal amount note will be $1,200. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Basket Level is not less than the Starting Basket Level by more than 18%. If the Ending Basket Level is less than the Starting Basket Level by more than 18%, for every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 18%, you will lose an amount equal to 1.2195% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.

•	RETURN LINKED TO THE UNDERLYINGS — The return on the notes is linked to an unequally weighted basket consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF. Because the S&P 500® Index makes up 50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the S&P 500® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1a-I.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name. For additional information about the iShares® MSCI Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1a-I.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments

JPMorgan Structured Investments —	TS-2
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, one or more of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no 1a-I.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to a loss on a leveraged basis if the Ending Basket Level is less than the Starting Basket Level by more than 18%. For every 1% that the Ending Basket Level is less than the Starting Basket Level by more than 18%, you will lose an amount equal to 1.2195% of the principal amount of your notes. Accordingly, you may lose some or all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Return, which will be provided in the pricing supplement and will not be less than 20%.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. . In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may

JPMorgan Structured Investments —	TS-3
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this amended and restated term sheet.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this amended and restated term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level or price, as applicable of the Underlyings, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility in the levels or prices, as applicable, of the Underlyings;

•	the time to maturity of the notes;

•	the dividend rates on the Fund and the equity securities included in or held by the Underlyings;

•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

•	interest and yield rates in the market generally;

•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in or held by the EURO STOXX 50® Index and the Fund trade and the correlation among those rates and the levels or prices, as applicable, of the EURO STOXX 50® Index and the Fund;

•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Underlyings would have.

•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although shares of the Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.

JPMorgan Structured Investments —	TS-4
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

The Fund is subject to management risk, which is the risk that the investment strategies of the applicable investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.

•	DIFFERENCES BETWEEN THE FUND AND ITS UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX AND THE FUND — The equity securities included in or held by the EURO STOXX 50® Index and the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	EMERGING MARKETS RISK WITH RESPECT TO THE FUND — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

•	political, civil or military unrest in the countries issuing those currencies and the United States; and

•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are denominated, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.

•	CORRELATION (OR LACK OF CORRELATION) OF THE UNDERLYINGS — The notes are linked to an unequally weighted Basket composed of two Indices and a Fund. Because the S&P 500® Index makes up 50% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the S&P 500® Index. Changes in the value of the Indices or the price of the Fund may or may not correlate with each other. At a time when the levels or price, as applicable of one or more of the Underlyings increases, the levels or price, as applicable, of the other Underlyings may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the levels or price, as applicable, of the Underlyings may be moderated, or more than offset, by lesser increases or declines in the levels or price, as applicable, of the other Underlyings. In addition, high correlation of movements in the levels or price, as applicable, of the

JPMorgan Structured Investments —	TS-5
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

Underlyings during periods of negative returns between the Underlyings could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Maximum Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this amended and restated term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Maximum Return.

JPMorgan Structured Investments —	TS-6
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this amended and restated term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a Maximum Return of 20%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return	Payment at Maturity
180.00	80.00%	20.000%	$1,200.00
165.00	65.00%	20.000%	$1,200.00
150.00	50.00%	20.000%	$1,200.00
140.00	40.00%	20.000%	$1,200.00
130.00	30.00%	20.000%	$1,200.00
120.00	20.00%	20.000%	$1,200.00
115.00	15.00%	15.000%	$1,150.00
110.00	10.00%	10.000%	$1,100.00
105.00	5.00%	5.000%	$1,050.00
102.50	2.50%	2.500%	$1,025.00
100.00	0.00%	0.000%	$1,000.00
95.00	-5.00%	0.000%	$1,000.00
90.00	-10.00%	0.000%	$1,000.00
85.00	-15.00%	0.000%	$1,000.00
82.00	-18.00%	0.000%	$1,000.00
80.00	-20.00%	-2.439%	$975.61
70.00	-30.00%	-14.634%	$853.66
60.00	-40.00%	-26.829%	$731.71
50.00	-50.00%	-39.024%	$609.76
40.00	-60.00%	-51.219%	$487.81
30.00	-70.00%	-63.414%	$365.86
20.00	-80.00%	-75.609%	$243.91
10.00	-90.00%	-87.804%	$121.96
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 105.

Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% does not exceed the Maximum Return of 20%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 82.

Although the Basket Return is negative, because the Ending Basket Level of 82 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 18%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 130.

Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return of 30% exceeds the Maximum Return of 20%, the investor receives a payment at maturity of $1,200 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 50.

Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 18% and the Basket Return is -50%, the investor receives a payment at maturity of $609.76 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50% + 18%) × 1.2195] = $609.76

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-7
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

Historical Information

The following graphs show the historical weekly performance of the Basket as a whole, as well as each Underlying from January 8, 2010 through June 19, 2015. The graph of the historical Basket performance assumes the Basket Closing Level on January 8, 2010 was 100 and the Component Weights were as specified on the cover of this amended and restated term sheet on that date. The closing level of the S&P 500® Index on June 22, 2015 was 2,122.85. The closing level of the EURO STOXX 50® Index on June 22, 2015 was 3,596.07. The closing price of one share of the iShares® MSCI Emerging Markets ETF on June 22, 2015 was $40.64.

We obtained the various closing levels or closing prices, as applicable, of the Underlyings above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing price of one share of the iShares® MSCI Emerging Markets ETF above and below may have been adjusted by Bloomberg for actions taken by the iShares® MSCI Emerging Markets ETF, such as stock splits. The historical levels or prices, as applicable, of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of any Underlying on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	TS-8
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this amended and restated term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits

JPMorgan Structured Investments —	TS-9
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this amended and restated term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this amended and restated term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this amended and restated term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Underlyings” in this amended and restated term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	TS-10
Capped Buffered Equity Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF